Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

GE Financial Assurance Holdings, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-40159) on Form S-3 of GE Financial Assurance Holdings, Inc. of our reports dated February 7, 2003, except for Note 19 which is as of March 5, 2003, relating to the consolidated balance sheets of GE Financial Assurance Holdings, Inc. and subsidiaries as of December 31, 2002, and 2001, and the related consolidated statements of income, shareholder’s interest, and cash flows for each of the years in the three-year period ended December 31, 2002, and all related schedules, which reports appear in the December 31, 2002 annual report on Form 10-K of GE Financial Assurance Holdings, Inc. Our reports refer to a change in the method of accounting for goodwill and other intangible assets in 2002 and derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Richmond, Virginia

March 5, 2003